Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real San Diego, California 92130-3002 O: 858.350.2300 F: 858.350.2399

July 30, 2021

RxSight, Inc.

100 Columbia

Aliso Viejo, CA 92656

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by RxSight, Inc. (the “Company”), a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 2,420,135 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), reserved for issuance pursuant to the Company’s 2021 Equity Incentive Plan, (ii) 484,027 shares of Common Stock reserved for issuance pursuant to the Company’s 2021 Employee Stock Purchase Plan, (iii) 4,386,231 shares of Common Stock reserved for issuance pursuant to the Company’s 2015 Equity Incentive Plan, and (iv) 183,446 shares of Common Stock reserved for issuance pursuant to the Company’s 2006 Stock Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation